Exhibit (d)(a)(5)
CONSENT TO TRANSFER ADVISORY AGREEMENT
          Reference is made to the Amended and Restated Advisory Agreement between Pacific Select Fund (the “Fund”) and Pacific Life Insurance Company (“Investment Adviser” or “Pacific Life”) dated the 1st day of January, 2005, as amended to date, (the “Agreement”).
RECITALS
          Pacific Life and Pacific Life & Annuity Company, a wholly owned subsidiary of Pacific Life, formed Pacific Life Fund Advisors LLC (PLFA), a Delaware limited liability company and subsidiary of Pacific Life, to take over the investment advisory services Pacific Life performs for the Fund and to receive the fees the Fund pays Pacific Life for its advisory services, via transfer of the Agreement (the Transfer);
          As a result of the Transfer, PLFA is to serve as the investment adviser to the Fund in place of Pacific Life;
          The Transfer will not result in a change of actual control or management, which would result in an automatic termination of the Agreement due to “assignment” pursuant to Section 2(a)(4) of the 1940 Act, and Rule 2a-6 thereunder. Pacific Life has obtained an opinion from its legal counsel, Dechert LLP, (Dechert) confirming its conclusion that the Transfer will not result in an actual change in control or management;
          The Fund’s Board of Trustees acknowledged the Transfer at its meeting on March 20, 2007.
          NOW, THEREFORE, in consideration of the premises:
1.	Effective May 1, 2007:
a.	Pacific Life assigns all duties and obligations, and associated liabilities arising out of the Agreement to PLFA; and

b.	PLFA hereby agrees to assume all duties and obligations, and associated liabilities arising out of the Agreement and to become a party to said Agreement upon the terms and conditions set forth therein, other than as modified below in paragraph 4, standing in the stead of Pacific Life.
2.	The Investment Adviser and the Fund consent to the assignment of the Agreement.

3.	The following language replaces paragraph 14 of the Agreement:

It is understood that the names “Pacific Life Fund Advisors LLC”, “Pacific Life Insurance Company” or any derivative thereof or logo associated with those names are the valuable property of Pacific Life and that the Fund has the right to use those names (or derivatives or logos) in the Prospectus, SAI, the Fund’s Registration Statement or other filings, or in other forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Investment Adviser is investment adviser to the Fund, provided, however, that (i) the Fund may continue to use all above names of Investment Adviser in its

Registration Statement and other documents to the extent deemed necessary by the Fund to comply with disclosure obligations under applicable law and regulation, or in the opinion of counsel to the Investment Adviser or the Fund or as directed by the Securities and Exchange Commission, such use is necessary to make the disclosures contained in the Fund’s Registration Statement not misleading; and (ii) the Fund shall not use the Investment Adviser’s name or logo in promotional or sales related materials prepared by or on behalf of the Fund, without prior review and approval by the Investment Adviser, which may not be unreasonably withheld. Upon termination of this Agreement, the Fund shall forthwith cease to use such names (and logo), except as provided for herein.

4.	All terms and conditions set forth in the Agreement, other than as modified above in paragraph 3, are hereby confirmed and remain in full force and effect.
          IN WITNESS WHEREOF, the parties have caused this Consent to Transfer the Advisory Agreement to be executed by their respective officers.
Accepted and Agreed:

Pacific Life Fund Advisors LLC,

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa	By: Name:	/s/ Jane M. Guon Jane M. Guon
Title:	Vice President	Title:	Assistant Secretary

Pacific Life Insurance Company

By: Name:	/s/ M A Brown Mary Ann Brown	By: Name:	/s/ Jane M. Guon Jane M. Guon
Title:	Senior Vice President	Title:	Assistant Secretary

Pacific Select Fund

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President

Schedule A

PORTFOLIO	ANNUAL INVESTMENT ADVISORY FEE
(as a percentage of average daily net assets)
International Value	0.65% of first $4 billion
Mid-Cap Value	0.63% on excess
International Small-Cap	0.85% of first $1 billion
0.82% of next $1billion
0.79% of next $2 billion
0.77% of excess
Diversified Research	0.70% of first $100 million
0.66% on next $900 million
0.63% on next $3 billion
0.61% on excess
Equity	0.45% of first $4 billion
Multi-Strategy	0.43% on excess
Main Street® Core
American Funds® Growth-Income	0.75% of first $1 billion
American Funds® Growth	0.72% of next $1billion
Floating Rate Loan	0.69% of next $2 billion
Small-Cap Value	0.67% of excess
Small-Cap Equity (formerly called VN Small-Cap Valuey Portfolio)
Technology	0.90% of first $1 billion
Health Sciences	0.87% of next $1billion
0.84% of next $2 billion
0.82% of excess
Short Duration Bond	0.40% of first $4 billion
Diversified Bond	0.38% on excess
Managed Bond Inflation Managed High Yield Bond
Growth LT	0.55% of first $4 billion
0.53% on excess
Focused 30	0.75% of first $100 million
Large-Cap Growth	0.71% on next $900 million
Comstock	0.68% on next $3 billion
0.66% on excess
Small-Cap Growth	0.60% of first $4 billion
(formerly called Fasiano Small Equity	0.58% on excess
Portfolio)
International Large-Cap	0.85% of first $100 million
0.77% on next $900 million
0.75% on next $3 billion
0.73% on excess
Equity Index	0.05% of first $4 billion
0.03% on excess
Small-Cap Index	0.30% of first $4 billion
0.28% on excess
Emerging Markets	0.80% of first $4 billion
0.78% on excess
Money Market	0.20% of first $250 million
0.15% of next $250 million
0.10% of next $3.5 billion
0.08% on excess
Large-Cap Value	0.65% of first $100 million
0.61% on next $900 million
0.58% on next $3 billion
0.56% on excess

PORTFOLIO	ANNUAL INVESTMENT ADVISORY FEE
(as a percentage of average daily net assets)
Mid-Cap Growth	0.70% of first $4 billion
0.68% on excess
Real Estate	0.90% of first $100 million
0.82% on next $900 million
0.80% on next $3 billion
0.78% on excess
EFFECTIVE: MAY 1, 2007
IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below on the date written above.

Pacific Life Fund Advisors LLC,

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa	By: Name:	/s/ Jane M. Guon Jane M. Guon
Title:	Vice President	Title:	Assistant Secretary

Pacific Select Fund

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President